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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  April 18, 2006

DAYBREAK OIL AND GAS, INC.

(Exact Name of Registrant as Specified in its Charter)

Washington	000-50107	91-0626366
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 W. Main Ave., Suite 1017 Spokane, WA	99201
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (509) 462-0315

N/A

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8K fining is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]

Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SEC 873  (11-05)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

ITEM 3.02  UNREGISTERED SALES OF SECURITIES

On April 18, 2006, Daybreak Oil and Gas, Inc. closed on the sale of $3,662,000 of its Common Stock and common stock purchase warrants, which are being offered in Units comprised of two (2) shares of common stock and one warrant to purchase one share.  We have received gross proceeds of $5,834,404 and net proceeds of $3,184,261 from this offering, after payment of placement agent’s fees. The offering price of a Unit was $1.50.  The warrants are exercisable at $2.00 per share for five (5) years.

An aggregate of $765,714 of placement agent fees have been paid in connection with this offering including $232,399.52 in connection with the April 18, 2006 closing. We will issue placement agent warrants to purchase 3 shares of common stock for each Unit sold. Two of the warrants will be exercisable at $0.75 per share and one warrant will be exercisable at $2.00 per share.   The Placement Agent’s Warrants will be exercisable for a seven-year period.

The offering was made pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 4(2) of the Act, and Regulation D promulgated by the Securities and Exchange Commission under the Securities Act.  The securities were sold only to “Accredited Investors” as defined by Regulation D, who were not solicited through any form of general solicitation or advertising, represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and other instruments issued in the transaction.  All purchasers of the securities received adequate information about us.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Daybreak Oil And Gas, Inc.

(Registrant)

/s/Thomas C. Kilbourne

Thomas C. Kilbourne, Treasurer and Director

Date:  April 24 , 2006